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                                                                    EXHIBIT 3.4

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") is made as of this 18th day of May, 1998, by and between Troy Group Newco, Inc., a corporation organized and governed under the laws of Delaware with a principal place of business at 2331 South Pullman Street, Santa Ana, California 92705 ("Troy Group") and Troy Systems, Inc., a corporation organized and governed under the laws of California with a principal place of business at 2331 South Pullman Street, Santa Ana, California 92705 ("Troy Systems"). Troy Group and Troy Systems are sometimes referred to hereinafter as the "Constituent Corporations."

     WHEREAS, the directors of the Constituent Corporations deem it advisable and to the advantage of such corporations that Troy Systems merge with and into Troy Group upon the terms and conditions herein provided, and

     WHEREAS, the parties intend that the merger contemplated hereby shall be a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, the parties hereby adopt the plan of merger encompassed by this Merger Agreement and, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree that Troy Systems shall merge with and into Troy Group on the following terms and conditions:

                                    ARTICLE
                                       1.
                      TERMS AND CONDITIONS OF THE MERGER

1.1 MERGER. As soon as practicable following the fulfillment (or waiver, to the extent permitted herein) of the conditions specified herein, Troy Systems shall be merged with and into Troy Group (the "Merger"), and Troy Group shall survive the Merger, and its name shall be changed as set forth in Section 2.1 hereof.

1.2 EFFECTIVE DATE. The Merger shall be effective upon the filing of this Merger Agreement, together with appropriate articles of merger or a certificate of merger with respect thereto, with the Secretaries of State of the States of Delaware and California, as provided by the General Corporation Law of Delaware and the California General Corporation Law (the "Effective Date").

1.3 SURVIVING CORPORATION. On the Effective Date, Troy Group, as the surviving corporation (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware and shall succeed to all of the rights, privileges, powers and property of Troy Systems in the manner of and as more fully set forth in Section 259 of the Delaware General Corporation Law, and the separate corporate existence of Troy Systems, except insofar as it may be continued by operation of law, shall cease and be terminated.

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1.4  CAPITAL STOCK OF TROY SYSTEMS AND TROY GROUP.  On the Effective Date, by
     virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders:

     (a) Each share of Common Stock of Troy Systems issued and outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of the Common Stock of Troy Group; and

     (b) Each share of Common Stock of Troy Group issued and outstanding immediately prior thereto (one thousand (1,000) shares held by Troy Systems) shall be canceled and returned to the status of authorized but unissued shares.

1.5 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates that, prior to that time, represented shares of the capital stock of Troy Systems shall be deemed for all purposes to evidence ownership and to represent the number of shares of the capital stock of Troy Group in accordance with Section 1.4 above and shall be so registered on the books and records of Troy Group or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Troy Group or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend or other distributions upon, the shares of Troy Group evidenced by such outstanding certificate as above provided. After the Effective Date, whenever certificates which formerly represented shares of Troy Systems are presented for transfer or conversion, the Surviving Corporation will cause to be issued in respect thereof a certificate or certificates representing the appropriate number of shares of the capital stock of Troy Group in accordance with Section 1.4 above.

1.6 FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of shares of capital stock of Troy Systems into shares of capital stock of Troy Group.

1.7 STOCK OPTIONS AND WARRANTS. Troy Group will assume the right and obligation of Troy Systems with respect to any and all options, warrants or other rights to purchase shares of any class of common stock of Troy Systems outstanding whether or not exercisable at the Effective Date (collectively, the "Options"). Pursuant to such assumption, each holder of Options shall be entitled to purchase from Troy Group the number of shares of Troy Group common stock equal to the number of shares of Troy Systems common stock subject to such Options immediately prior to the Effective Date, at an exercise price per share of Troy Group common stock equal to the exercise price per share specified with respect to such Option. All of the terms and provisions of each such Option shall remain the same as and shall continue all the terms and provisions of such Option as outstanding immediately prior to the Effective Date, except that shares of Troy Group common stock shall be substituted for Troy Systems common stock, effective as of the Effective Date. As promptly as practicable after the Effective Date, Troy Group shall issue to each holder of any Option a written instrument evidencing Troy Group's assumption of such Option.


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1.8  OTHER EMPLOYEE BENEFIT PLANS.  Troy Group will assume all of the obligations of Troy Systems under any and all other employee benefit plans in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.

                                    ARTICLE
                                       2.
                   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 CERTIFICATE OF INCORPORATION. On the Effective Date, the Certificate of Incorporation of Troy Group in effect immediately prior thereto shall be amended in the following respect, and as amended in the form attached hereto as Appendix A, and may be certified as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law. Article I shall be amended to read as follows:

          The name of this Corporation is Troy Group, Inc. (the "Corporation").

2.2 BYLAWS. The Bylaws of Troy Group in effect on the Effective Date shall continue to be the Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

2.3 DIRECTORS. The directors of Troy Group immediately preceding the Effective Date shall continue to be the directors of the Surviving Corporation on and after the Effective Date to serve until their successors are duly elected and qualified.

2.4 OFFICERS. The officers of Troy Group immediately preceding the Effective Date shall continue to be the officers of the Surviving Corporation on and after the Effective Date to serve until their successors are duly elected and qualified.


                                    ARTICLE
                                       3.
                                 MISCELLANEOUS

3.1 FURTHER ASSURANCES. From time to time and when required by the Surviving Corporation or by its successors and assigns there shall be executed and delivered on behalf of Troy Systems such deeds and other instruments and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Troy Systems and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Troy Systems or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.


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3.2  AMENDMENT.  At any time before the date of filing, this Merger Agreement may be amended in any manner (except that any of the principal terms may not be amended without the approval of the shareholders of Troy Systems if such amendment would in the sole discretion of the Boards of Directors of Troy Systems have a material adverse effect on the rights of such shareholders) as may be determined in the judgment of the respective Boards of Directors of Troy Systems and Troy Group to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

3.3 CONDITIONS OF MERGER. The respective obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

     (a) The Merger shall have been approved by the shareholders of Troy Systems in accordance with the California General Corporation Law;

     (b) The sole shareholder of Troy Group shall have approved the Merger in accordance with the Delaware General Corporation Law; and

     (c) Any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of Troy Systems to be material to consummation of the Merger shall have been obtained.

3.4 ABANDONMENT OR DEFERRAL. At any time before the date of filing, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either or both of the Constituent Corporations notwithstanding the approval of this Merger Agreement by the shareholders of Troy Systems and Troy Group, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of the Constituent Corporations, such action would be in the best interest of such Corporations. This Merger Agreement may be terminated at any time by the Board of Directors of Troy Systems in the event that the number of shares as to which shareholders have properly exercised their rights under Section 1110 of the California General Corporation Law is such that it is impracticable, in the sole judgment and discretion of such Board of Directors, to proceed with the consummation of the Merger. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that Troy Systems shall pay all expenses of the Constituent Corporations incurred in connection with the Merger.

3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.


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     IN WITNESS WHEREOF, the Merger Agreement, having first been duly approved by the Boards of Directors of Troy Systems and Troy Group, is hereby executed on behalf of each of such corporations and attested by their respective officers thereunto duly authorized.


ATTEST:                            TROY SYSTEMS, INC.,
                                   a California corporation


By:  /s/ Del Conrad                By:  /s/ Patrick J. Dirk
     -------------------------          ------------------------
     Del Conrad                         Patrick J. Dirk
Its: Vice President of Finance     Its: Chief Executive Officer
     and Administration


ATTEST:                            TROY GROUP NEWCO, INC.,
                                   a Delaware corporation


By:  /s/ Del Conrad                By:  /s/ Patrick J. Dirk
     -------------------------          ------------------------
     Del Conrad                         Patrick J. Dirk
Its: Chief Financial Officer       Its: President and Chief Executive Officer



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